Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-215122, 333-218399) on Form S-3 and Registration Statement (Nos. 333-212047, 333-226508) on Form S-8 of Spring Bank Pharmaceuticals, Inc. of our report dated March 11, 2019, relating to the consolidated financial statements of Spring Bank Pharmaceuticals, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Spring Bank Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Boston, Massachusetts

March 11, 2019